Exhibit 10.1

DA-LITE SCREEN COMPANY, INC. 2010 STOCK OPTION PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Da-Lite Screen Company, Inc. 2010 Stock Option Plan (the “Plan”), maintained by Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining key employees and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Agreement” shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean an Optionee’s commission of a felony, fraud, willful misconduct, ignoring directives of the Board or the Company’s chief executive officer, gross neglect or other breach of fiduciary duty to the Company, in each case as the Committee may in its discretion determine.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board or, if no such Committee is designated, the full Board.

“Common Stock” shall mean the common stock, $0.001 par value, of the Company (i.e., giving effect to the conversion of its Common Stock $1.00 per share into $0.001 per share and the related stock split).

“Company” shall have the meaning set forth in Section 1.1.

“Corporate Transaction” shall mean (a) the merger or consolidation of the Company with, or the sale or other transfer of all or substantially all of the Company’s assets to, another entity if less than 51% of the common equity of the surviving or resulting entity is owned by persons and entities which were the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer, or (b) the sale or other transfer of more than 51% of the outstanding Common Stock in a transaction or series of related transactions.

“Disability” shall mean the inability of an Optionee substantially to perform such Optionee’s duties and responsibilities for a continuous period of at least six months.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean (i) if shares of Common Stock are not traded at such time on an exchange or a bona fide over-the-counter market, a value determined by the Committee by whatever means or methods as the Committee, in the good faith exercise of its discretion, deems appropriate in accordance with Section 409A of the Code or (ii) if shares of Common Stock are traded at such time on a national or regional securities exchange or are traded at such time on a bona fide over-the-counter market, the mean between the high and low prices at which such shares of Common Stock are traded, provided that the Fair Market Value of the Common Stock for a day which is not a trading day with respect to the Common Stock shall be the Fair Market Value of the Common Stock on the first trading day immediately preceding such non-trading day.

“Optionee” shall mean a person to whom an option to purchase shares of Common Stock is granted under the Plan.

“Performance Measures” shall mean the criteria and objectives, established by the Committee and set forth in an Agreement, which shall be satisfied or met as a condition to the exercisability of all or a portion of an option.

“Permanent and Total Disability” shall have the meaning set forth in Section 22(e)(3) of the Code or any successor thereto.

“Tax Date” shall have the meaning set forth in Section 3.5.

1.3 Administration. This Plan shall be administered by the Committee, which shall consist of no less than three members of the Board. Unless otherwise determined by the Board, the entire Board shall serve as the Committee. The Committee shall subject to the terms of this Plan, select the eligible persons for participation in the Plan and determine the form, amount and timing of each award to such persons, and the exercise price associated with the award, the time and conditions of exercise of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time take action such that any or all outstanding options shall become exercisable in part or in full. The Committee shall, subject to the terms of this Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

The Committee may delegate some or all of its administrative duties hereunder to the President or other executive officer of the Company as the Committee deems appropriate.

No member of the Committee, and neither the President nor any other executive officer to whom the Committee delegates any of its administrative duties hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Committee and the President or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4 Eligibility. Participants in this Plan shall consist of such officers and other employees as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in the Plan at any other time.

1.5 Shares Available. Subject to adjustment as provided in Section 3.7, 200 shares of Common Stock (which shall become 200,000 shares upon consummation of the conversion of the Common Stock $1.00 per share of the Company into $0.001 per share and the related stock split) shall be available under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Common Stock shall again be available under this Plan.

Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II. STOCK OPTION AWARDS

2.1 Granting of Stock Option Awards. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Options granted under this Plan are not intended to meet the requirements of Section 422 of the Code.

2.2 Terms and Conditions of Awards. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided that the per share purchase price shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the applicable grant date.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee. The Committee may, in its discretion, establish

Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the holder having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise (if the Common Stock has been registered under the Exchange Act and is publicly traded) or (E) a combination of (A), (B), (C) and (D), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

(d) Other Terms and Conditions. The Committee may prescribe such other terms and conditions relating to the grant or the exercise of options as it may deem appropriate, to the extent not inconsistent with this Plan, including, but not limited to (i) restrictions on the sale, transfer, pledge or other disposition of Stock acquired pursuant to the exercise of options granted hereunder, (ii) provisions giving the Company or its designees rights of redemption, repurchase or first refusal with respect to any Stock acquired pursuant to the exercise of options granted hereunder, (iii) a requirement that the Optionee become a party to any then effective shareholders’ agreement, (iv) a requirement that the Optionee execute a non-competition agreement in such form as the Committee may prescribe, (v) a requirement that Common Stock be held in escrow for such periods as the Committee shall determine and (vi) a requirement that an Optionee make certain investment or other representations or that shares of Common Stock bear such legend as the Committee may deem appropriate for the protection of the Company under federal and state securities laws or otherwise.

2.3 Termination of Employment or Service. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of an option upon a termination of employment with or service to the Company of the holder of such option whether by reason of Disability, retirement, death or any other reason, shall be determined by the Committee.

III. GENERAL

3.1 Effective Date and Term of Plan. This Plan became effective on June 21, 2010. This Plan shall terminate on June 21, 2020 unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

3.2 Amendments. The Board may amend this Plan at any time as it shall deem advisable; provided, however, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

3.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

3.4 Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award shall be null and void. Notwithstanding the foregoing or any provision of the Plan or the Agreement, each Optionee shall be subject to and bound by all the provisions of any shareholders agreement, including any and all restrictions on transfers, in effect from time to time.

3.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Company to whom the

Optionee has submitted an irrevocable notice of exercise (if the Common Stock has been registered under the Exchange Act and is publicly traded) or (E) any combination of (A), (B), (C) and (D), in each case to the extent set forth in the Agreement relating to the award; provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E). Shares of Common Stock to be delivered or withheld pursuant to this Section 3.5 may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory tax withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Company also may require that any shares of Common Stock purchased pursuant to the exercise of an option awarded hereunder shall be subject to repurchase by the Company upon such terms and conditions prescribed by the Company.

3.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security shall be appropriately adjusted by the Board. The decision of the Board regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the exercise of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of such award.

3.8 Corporate Transaction. In the event of a Corporate Transaction, the Board (as constituted prior to such Corporate Transaction) may, in its discretion:

(a) provide that some or all outstanding options become exercisable in full or in part, either upon the consummation of the Corporate Transaction or upon a termination of employment following the Corporate Transaction;

(b) require that shares of capital stock of the corporation resulting from such Corporate Transaction, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding option, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 3.7; and/or

(c) require each option to be surrendered to the Company and to be immediately cancelled by the Company, and to provide for each Optionee to receive either (i) a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to such option, whether or not vested and exercisable, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to holders of Common Stock in any transaction whereby the Corporate Transaction takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Corporate Transaction, over the exercise price per share of Common Stock subject to the option or (ii) shares of stock into which each outstanding share of Common Stock shall be converted pursuant to such Corporate Transaction having a Fair Market Value equal to the amount determined under clause (i) above.

3.9 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any affiliate of the Company or affect in any manner the right of the Company or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

3.10 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security. Any rights of such person as a stockholder of record shall be subject to any restrictions set forth in a stockholders agreement, the Agreement or any other agreement between the Company and such person.

3.11 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Indiana and construed in accordance therewith without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, Da-Lite Screen Company, Inc. has caused this plan to be executed by its duly authorized officer as of this 21st day of June, 2010.

DA-LITE SCREEN COMPANY, INC.

By:	/s/ Richard E. Lundin
Name:	Richard E. Lundin
Title:	Chairman & CEO

8